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                                                                   EXHIBIT 11.1

COMPUTATION OF EARNINGS (LOSS) PER SHARE


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
                                                     Three months ended                   Nine months ended
                                                         September 30,                      September 30,
                                                ------------------------------      ------------------------------
                                                    2001              2000              2001               2000
                                                ------------      ------------      ------------      ------------
PRIMARY AND FULLY DILUTED:

Average shares outstanding                        17,803,289        17,698,588        17,803,289        17,563,589

Effect of potentially issuable common stock        3,268,779         1,728,479         3,268,779         1,728,479

Effect of shares over market                      (2,944,106)       (1,141,800)       (2,944,106)       (1,141,800)
                                                ------------      ------------      ------------      ------------

Total                                             18,127,962        18,285,267        18,127,962        18,150,268

Net earnings                                    $    257,134      $    442,035      $     20,253      $     98,894
                                                ============      ============      ============      ============

Primary net earnings per share                  $      0.014      $      0.025      $      0.001      $      0.006
                                                ============      ============      ============      ============

Fully diluted net earnings per share
                                                $      0.014      $      0.024      $      0.001      $      0.005
                                                ============      ============      ============      ============
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